                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
SonoSite, Inc.

   We consent to incorporation by reference in the registration statement (No. 333-49401) on Form S-8 of SonoSite, Inc. (a development stage enterprise) of our report dated January 27, 1999, relating to the balance sheets of SonoSite, Inc. as of December 31, 1997 and 1998, and the related statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1998 and for the period from February 1994 (inception) through December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of SonoSite, Inc.

                                          KPMG LLP

Seattle, Washington
March 19, 1999